Exhibit 99.1

For Immediate Release
August 29, 2016

PNM Seeks NMPRC Ruling in Rate Case

(ALBUQUERQUE, N.M.) – PNM Resources' (NYSE: PNM) New Mexico utility, Public Service Co. of New Mexico (PNM), today filed its response with the New Mexico Public Regulation Commission (NMPRC) requesting that the NMPRC make a ruling related to PNM’s Aug. 27, 2015 general rate case filing. The NMPRC had previously proposed reopening the case and extending the suspension period to Dec. 15, 2016.

“While we appreciate the Commission’s willingness to address the implications of the Hearing Examiner’s Recommended Decision, we cannot agree to further delays in the implementation of new rates,” said Pat Vincent-Collawn, PNM Resources’ chairman, president and CEO. “We believe that the extensive record established in this proceeding provides the Commission with a strong basis to make a balanced decision. As we indicated in our filed exceptions to the Recommended Decision, the record clearly demonstrates that our actions were prudent and that our proposed valuations presented in the rate case are reasonable.”

The suspension period in the case is currently in place through Sept. 30, with implementation of new rates expected Oct. 1, 2016. The NMPRC presented its proposal to reopen and extend the case at its Aug. 24, 2016 open meeting and ordered PNM to respond to this proposal by today.

PNM’s response filed today is available at http://www.pnmresources.com/investors/rates-and-filings.aspx.

General Rate Case Background:
PNM filed its request on Aug. 27, 2015 for an increase in electric rates of $123.5 million (including $2 million of fuel costs), reflecting a $655 million increase in rate base since its previous general rate case filing in 2010. Hearings on the request were held during the month of April. Following the hearings, a bench request was issued regarding the 64 MW purchases of previously leased Palo Verde Nuclear Generating Station Unit 2 capacity included in the rate filing and additional hearings were held in June. On Aug. 4, 2016, the Hearing Examiner issued a recommended decision in the case, proposing an increase in non-fuel revenues of $41.3 million versus the modified non-fuel request of $121.5 million. On Aug. 24, 2016, the NMPRC extended the suspension period through Sept. 30, 2016, representing the 13-month maximum suspension period allowed by state law.

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Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2015 consolidated operating revenues of $1.4 billion. Through its regulated utilities, PNM and Texas-New Mexico Power Company (TNMP), PNM Resources has approximately 2,787 megawatts of generation capacity and provides electricity to more than 760,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts                        Media
Jimmie Blotter                        Pahl Shipley
(505) 241-2227                    (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release that relate to future events or PNM Resources, Inc.’s (“PNMR”), Public Service Company of New Mexico’s (“PNM”), or Texas-New Mexico Power Company’s (“TNMP”) (collectively, the “Company”) expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. PNMR, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR, PNM, and TNMP caution readers not to place undue reliance on these statements. PNMR's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

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